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                                                                    Exhibit 99.2


Escalade, Incorporated
P.O. Box 889
817 Maxwell Avenue
Evansville, IN 47706-0889
Phone (812) 467-1200
Fax   (812) 467-1300


                                  PRESS RELEASE
                                  -------------

                ESCALADE TO PROCEED WITH SALE OF ESCALADE SPORTS


     EVANSVILLE, INDIANA, August 21, 1998 (Nasdaq: ESCA) -- Escalade, Incorporated ("Escalade") today announced that Sportcraft, Ltd. ("Sportcraft") has informed Escalade of three conditions that Sportcraft believes constitute potential impediments to the closing of the previously announced purchase of Escalade Sports by Sportcraft. These conditions are: (1) uncertainty regarding Sportcraft's ability to obtain the necessary financing to pay the agreed upon $74.5 million purchase price for the assets of Escalade Sports; (2) whether Escalade will be able to obtain third party consent to the assignment of a material contract to Sportcraft; and (3) Sportcraft's concern that Escalade Sports' 1998 sales prospects will not be at desired levels, which Sportcraft claims would constitute a material adverse effect.

     Robert E. Griffin, Escalade's Chairman of the Board and Chief Executive Officer, said "We are confident that Escalade will satisfy all of its conditions to closing the sale of Escalade Sports on or before the closing date. We believe that all of Escalade's representations and warranties to Sportcraft in the agreement are, and will continue to be, accurate in all material respects. Obviously, Sportcraft's financing is beyond Escalade's control, but we trust that Sportcraft will proceed diligently to obtain its financing so that the transaction can timely close."

     Sportcraft also informed Escalade that it believes it would be appropriate for the parties to discuss whether it would make sense to consider an early termination of the acquisition agreement in order to minimize fees and expenses for both parties and that Sportcraft intends to terminate the acquisition agreement when permitted by the terms thereof. Escalade does not intend to terminate the acquisition agreement at this time and is proceeding to take all actions required of Escalade to close the sale of Escalade Sports to Sportcraft.

     Escalade, Incorporated, based in Evansville, Indiana, produces and sells sporting goods products through Escalade Sports. Escalade also produces and sells office and graphic arts products through Martin Yale Industries, Inc. Escalade and its predecessors have produced sporting goods for over 70 years and have produced office machines for over 40 years.

Contact: Robert E. Griffin or John R. Wilson